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                                                                Perficient, Inc.
                                             7600-B. North Capital of Texas Hwy.
                                                                       Suite 340
                                                               Austin, TX. 78731
                                                           Phone: (512) 531-6000
                                                             Fax: (512) 531-6011
                      [Perficient LOGO]                http://www.perficient.com
                       Perficient/(R)/                 -------------------------
================================================================================
                                 April 19, 2002

Sam Fatigato
4403 Travis Vista Drive
Austin, Texas 78738

Dear Sam:

In connection with your resignation from the Board of Directors of Perficient Inc. (the "Company") and your renouncing the right to name a designee, dated today, it is agreed and understood that, commencing 90 days from today, that you will no longer be an affiliate of the Company under the rules of the Securities and Exchange Commission as such term is relevant to Rule 144 under The Securities Act of 1933, as amended. In that regard, at such time, the Company agrees to take all steps necessary and do all things to have the restrictive legend removed from all shares of common stock of the Company that you have owned for at least two years in accordance with such rule.

In connection with the foregoing, for a period of 12 months from the date hereof the (the "Initial Lock-up Period"), you agree to be bound by any restrictions or "lock-up" agreement with respect to your securities of the Company that are agreed to generally by the other members of management of the Company, not to exceed 90 days in any single instance. In addition, for a period of 12 months following the Initial Lock-up Period, you agree not to sell, pledge, hypothecate or otherwise transfer, directly or indirectly more than 10,000 shares in any given month while such members of management of the Company are bound by a "lock-up" or other similar restrictive agreement, not to exceed 90 days in any single instance.

You agree by signing below, that if you fail to execute any such lock-up agreement or otherwise attempt to transfer securities in violation of the terms of this Agreement, that the Company may refuse to issue new certificates representing your shares, or otherwise process your attempted transfer on its books and records. The parties agree to execute such further documents, and perform such further acts, as may be necessary to comply with the terms of this letter agreement and to consummate any matters contemplated hereby. This letter agreement may be executed in separate counterparts (by facsimile or otherwise), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Please indicate your acceptance with the foregoing by signing your name in the space provided below for that purpose.

                                       PERFICIENT, INC.


                                       By: /s/ Matthew Clark
                                           -------------------------------------
                                           By:

ACCEPTED AND AGREED


/s/ Sam Fatigato
----------------------------
Sam Fatigato